Exhibit 99.1
Lowrance Reports the Filing of a Lawsuit
Tulsa, Oklahoma, February 6, 2006 — Lowrance Electronics, Inc. (Nasdaq: LEIX) (the “Company” or “Lowrance”) announced today that Lowrance and the members of the Company’s board of directors have been named as defendants in a purported stockholder class action lawsuit filed in Oklahoma state court which seeks to enjoin the recently announced proposed acquisition of all of the outstanding shares of Lowrance by a wholly owned subsidiary of Simrad Yachting AS for $37 per share in cash. Neither Simrad Yachting or its subsidiary have been named as defendants in the lawsuit.
The lawsuit alleges that the Board breached its fiduciary duties by entering into the acquisition agreement with Simrad and its subsidiary and by not making adequate disclosure in its SEC filings concerning the proposed acquisition. The Company and the individual director defendants believe the lawsuit is without merit and intend to vigorously defend against it.
About Lowrance Electronics, Inc.
Lowrance Electronics, Inc. (www.lowrance.com) designs, manufactures and markets SONAR and GPS products, digital mapping systems and accessories under the brand names “Lowrance"® and “Eagle"® Electronics, “Lowrance Automotive™” and “Lowrance Avionics"®. These products are used in the following primary product markets: marine, general consumer (which includes handheld GPS outdoor recreational use and voice turn-by-turn navigational systems for aftermarket automotive use) and aviation.